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                                                                    EXHIBIT 21.1

                         Simione Central Holdings, Inc.
                            (a Delaware Corporation)
                                  Subsidiaries

InfoMed, Inc., a New Jersey corporation.

Script Systems, Inc., a New Jersey corporation.

SC Holding, Inc., a Georgia corporation

Simione Central National, Inc., a Georgia corporation

Simione Central, Inc., a Georgia corporation

Simione Central Consulting, Inc., a Georgia corporation

Benchmark Healthcare Consulting, Inc., a Georgia corporation

Dezine Healthcare Solutions, L.L.C., a Georgia limited liability company

KSI Acquisition, L.L.C., a Georgia limited liability company